EXHIBIT D(24)(B)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement (hereinafter referred as the “Assignment”) is made effective as of July 16, 2010, by and between American Century Global Investment Management, Inc. (“ACGIM”), American Century Investment Management, Inc. (“ACIM”) and The Variable Annuity Life Insurance Company, a Texas corporation (“VALIC”).

WHEREAS, ACGIM entered into that certain Investment Sub-Advisory Agreement, dated as of April 27, 2010 (the “Agreement”), with VALIC that designates ACGIM as the investment manager for the VALIC Company I International Growth I Fund and VALIC Company I Growth Fund, as listed on Schedule A hereto (the “Funds”); and

WHEREAS, the assignment of the Agreement by ACGIM to ACIM pursuant to this Assignment will not result in (a) a change of control or management of the investment adviser to the Fund, (b) a material change in the nature or the level of actual investment advisory and administrative services provided to the Funds, or (c) a change in the investment management personnel who manage the Fund, and, therefore, is not an assignment for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties to this Assignment agree as follows:

1.        Effective July 16, 2010, ACIM hereby assumes all rights, obligations, responsibilities, and liabilities of ACGIM under the Agreement that relate to the Funds.

2.        Effective July 16, 2010, ACGIM is hereby released from all of its obligations, responsibilities and liabilities under the Agreement that relate to the Funds.

3.        Effective July 16, 2010, the Agreement, as it relates to the Funds, shall have the same force and effect as if such agreement were executed by ACIM.

4.        ACGIM represents that the transfer of the Agreement to ACIM will not result in an actual change in control, which would result in a termination of the Agreement due to “assignment” pursuant to Section 2(a)(4) of the 1940 Act, as amended, or Rule 2a-6 thereunder. ACGIM will deliver an opinion from its legal counsel, Reed Smith, LLP, confirming that the consolidation will not result in an actual change in control prior to effecting the transaction.

5.        VALIC hereby consent to such assignment and assumption.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the effective date above written.

American Century Global Investment	The Variable Annuity Life Insurance
Management, Inc.	Company

By:	By:
Name:	Name: Kurt Bernlohr
Title:	Title: Senior Vice President

American Century Investment
Management, Inc.

By:
Name:
Title:

Schedule A

to

Form of

Assignment and Assumption Agreement dated July 16, 2010

Fund:

Growth Fund

International Growth I Fund